ACE*COMM REPORTS RECEIPT OF NASDAQ CAPITAL MARKET NOTIFICATION OF NON-COMPLIANCE WITH LISTING
STANDARD

Gaithersburg, MD – March 29, 2007 – ACE*COMM Corporation (NASDAQ: ACEC), a global provider of advanced OSS and value-added services applications, today reported that NASDAQ has notified the company it is not in compliance with a continuous listing requirement for inclusion on the NASDAQ Capital Market because pursuant to NASDAQ Marketplace Rule 4310(c)(4), the Company’s price per share for its Common Stock had closed below the minimum $1.00 per share requirement for 30 consecutive business days.

NASDAQ Marketplace Rule 4310(c)(8)(D), provides the company 180 calendar days, until September 18, 2007, to regain compliance with NASDAQ’s minimum bid price requirement. In order to regain compliance, the bid price of ACE*COMM’s common stock must close at $1.00 or more per share for at least 10 consecutive trading days prior to September 18, 2007.

About ACE*COMM
ACE*COMM is a global provider of advanced operations support systems (OSS) and service delivery solutions for telecommunications service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. These solutions provide the analytical tools required to extract knowledge from operating networks – knowledge that network operators use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time to market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.

For more than 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in Gaithersburg, MD, near Washington, DC, area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is an ISO 9001 quality standard complaint company. For more information, visit www.acecomm.com.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.
Media Relations Contact:
Alice Ducq
alice.ducq@acecomm.com
Direct +1 301.721.3064

Investor Relations Contacts:
Jody Burfening/Harriet Fried
hfried@lhai.com
+1 212.838.3777